                                                                 EXHIBIT 10.8(h)
                                                                 ---------------

                                 EMPLOYMENT AGREEMENT


    This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of July 8, 1996 by and between International Remote Imaging Systems, a California corporation ("Company"), and Dr. Kenneth R. Castleman, an individual ("Employee"), in connection with the non-binding letter of intent dated May 3, 1996 relating to the Company's intention to acquire the business of Digital Imaging Technologies, Inc. (the "Acquisition").

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

    1.   TERMS OF EMPLOYMENT.  Subject to consummation of the Acquisition within 120 days of the date hereof, The Company hereby agrees to employ Employee, and Employee hereby accepts employment with the Company, on the terms set forth in this Agreement for a period commencing as of the date of consummation of the Acquisition (the "EFFECTIVE DATE") and terminating two years after the Effective Date unless terminated sooner in accordance with the
provisions of Section 8 (Termination).   Employee acknowledges and understands
that IRIS may elect not to consummate the acquisition.

    2. TITLE AND DUTIES. Employee shall be Vice President of Research and shall report to the Chief Operating Officer. Subject to the supervisory powers of the Employees direct supervisor, Employee shall be responsible for Research in accordance with the policies of the Company and perform such other duties as the direct supervisor may determine from time to time. Employee will devote his full working time to the performance of his duties on an exclusive basis.

    3. BASE SALARY. The Company will pay Employee a base salary to be determined annually and in no event less than $96,000 annually payable in accordance with Company's then prevailing payroll practices.

    4. BONUSES. The Employee shall be eligible to participate in the Management Incentive Bonus program as administered by the Compensation Committee.

    5. STOCK OPTIONS. The Employee shall be eligible to participate in Company's 1994 Stock Option Plan, and will receive, subject to Board approval, an initial option to purchase 25,000 shares at the Company's first Board of Directors meeting after the Effective Date at 85% of then fair market value.

    6. STOCK PURCHASES. The Employee shall be eligible to participate in the Company's Employee Stock Purchase Plan.

    7. BENEFITS. The Company will provide Employee with all benefits normally offered to an IRIS employee, including:

         (a) Insurance benefits including life, health, dental, vision, and AD&D.

         (b)  Participation in the Company's 401(k) retirement plan.

         (c) Paid vacation in accordance with IRIS vacation policy. Credit will be given for service at PSI.

         (d) Paid holidays and sick leave in accordance with the Company's policies.

    8. TERMINATION. The Company may terminate Employee's employment at any time without cause. In the event of such termination, the Company shall pay employee (i) a pro rata portion of any cash bonus for the year (payable in the ordinary course when such bonus is otherwise due) and (ii) a lump sum cash amount for all accrued and unused vacation time. If the Company terminates Employee's employment without cause on or before the second anniversary of the Effective Date, the Company shall also continue to pay Employee his base salary and provide health insurance for the remainder of the term of this Agreement. For purposes of this Agreement, the Company shall be deemed to have terminated Employee "with cause" if such termination is based primarily upon any of the following:

         (a) Employee's continued failure to follow the reasonable instruction of the Employee's direct supervisor.

         (b) Employee's breach of any material provision of this Agreement (or the Employee Acknowledgment, referred to in Section 9).

         (c) Employee's conviction of, or plea of nolo contendere or guilty to, a felony; or

         (d)  Any criminal theft from the Company.

         The Company shall not have any obligation to make any payment or provide any benefit under this Section 8 unless and until Employee executes a written agreement, in form and substance reasonably satisfactory to the Company, releasing Company (and its officers, directors, employees, agents affiliates, successors and assigns) from any and all liability and claims in connection with the termination of Employee's employment.

    9. CONFIDENTIALITY, INVENTIONS AND RELATED MATTERS. Employee will sign and deliver to the Company a copy of the Company's standard "Employee Acknowledgment Form."

    10.  GENERAL.

         10.1 COMPLETE AGREEMENT. This Agreement and any agreements referred to herein or executed contemporaneously herewith constitute the entire agreement and understanding between the parties to this Agreement and supersede all prior and contemporaneous negotiations and understandings between the parties, whether oral or written. In the event of any inconsistency between this Agreement and the Employee Acknowledgment referred to in Section 9, this Agreement shall control.

         10.2 AMENDMENTS, WAIVERS, ETC. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms, conditions or covenants hereof may be waived, only by a written instrument executed by both parties to this Agreement, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof will in no manner affect its right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in the Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in the Agreement.

         10.3 NOTICES. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, facsimile, telegram, or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and shall initially be:

              (i)  To the Company:

                   International Remote Imaging Systems, Inc.
                   9162 Eton Avenue
                   Chatsworth, CA 91311
                   Attn:  J.S. Williams, COO

              (ii)  To the Employee:

                   Ken Castleman
                   404 N. Shadowbend Avenue
                   Friendswood, TX  77546

         Any notice sent by certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

         10.4 ASSIGNMENT: SUCCESSORS AND ASSIGNS. Employee may not assign any of his rights or obligations under this Agreement. The Company may not assign any of its rights or obligations under this Agreement EXCEPT to a subsidiary in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, whether by merger, purchase of stock or assets or otherwise. This Agreement will be binding upon, and will inure to the benefit of, the respective successors and permitted assigns of the parties.

    10.5 SEVERABILITY. In the event that any provision of this Agreement should be held to be void, voidable, unlawful or for any reason unenforceable, the remaining provisions or portions of the Agreement will remain in full force and effect.

    10.6 ADDITIONAL DOCUMENTS AND ACTIONS. Employee and Company agree to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out the intent of this Agreement.

    10.7 HEADINGS. The headings in this Agreement are included solely for convenience of reference and are not intended to affect or control the meaning or interpretation of any of the provisions of this Agreement.

    10.8 ARBITRATION AS EXCLUSIVE REMEDY. Any dispute or controversy arising out of or relating to this Agreement or the employment relationship between the parties shall be settled by arbitration in Los Angeles county, but otherwise in accordance with the provisions of the Employee Acknowledgment, referred to in
Section 9.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                             "THE COMPANY"



                             By:  /s/  Jeffrey S. Williams
                                  ------------------------



                             "EMPLOYEE"



                             By:  /s/  Kenneth R. Castleman
                                  -------------------------

                           ADDENDUM TO EMPLOYMENT AGREEMENT
                                          OF
                                 KENNETH R. CASTLEMAN


    This ADDENDUM TO EMPLOYMENT AGREEMENT (the "Addendum") is made and entered into as of July 12, 1996 by and between International Remote Imaging Systems, a California corporation ("Company") and Kenneth R. Castleman, an individual ("Employee"), with reference to the following facts:

    A. In connection with a non-binding letter of intent dated May 3, 1996 relating to the Company's intention to acquire the business of Digital Imaging Technologies, Inc. (the "Acquisition"), the Company and Employee have entered into an Employment Agreement dated as of July 12, 1996 (the "Employment Agreement").

    B. The Company and Employee desire to supplement the terms of the Employment Agreement to compensate Employee for securing for the Company research and development grants and contracts from government agencies and other third parties ("R&D Grants").

    NOW, THEREFORE, for value received, the sufficiency and adequacy of which is hereby knowledged, the parties agree as follows:

    1. BONUS. Subject to the consummation of the Acquisition and effectiveness of the Employment Agreement, Company will pay Employee an extra bonus (a "Grant Bonus") equal to five percent (5%) of the net cash proceeds (i.e., grant or contract proceeds less amounts recoupable by the funding agency) for R&D Grants awarded based upon proposals authored principally by Employee ("Employee Generated Grants"). Grant Bonus payments shall be paid at the end of each payroll period in which funds were transferred to the Company from any funding agency, in accordance with the Company's regular payroll policy. The amount of the Grant Bonus paid at the end of any payroll period shall be computed based upon the net proceeds transferred to the Company from all funding agencies during that payroll period.

    2. SOURCE OF FUNDS. The parties understand that the Grant Bonus is intended as a means for the Company to offer Employee a performance incentive, and that any Grant Bonus payments due shall be paid out of Company's general working capital. In no case shall any Grant Bonus payment be made using funds that have been received from any funding agency.

    3. TERMINATION. If Employee leaves employment of the Company for any reason the Company shall continue to be obligated to pay Employee a Grant Bonus computed as three percent (3%) of the net cash proceeds of all Employee Generated Grants that have been awarded during the time of Employee's employment, and such payments shall continue throughout the term of all such Employee Generated Grants. In addition, Company shall continue to be obligated to pay Employee a Grant Bonus computed as two percent (2%) of the net cash proceeds of all Employee Generated Grants that are awarded subsequent to Employee's departure from employment and such payments shall continue throughout the term of all such Employee Generated Grants. For purposes of this Addendum, any extension or renewal of an R&D Grant that does not change the total amount of awarded funds shall be considered to be the same R&D Grant. Any renewal or extension that increases the amount of awarded funds shall be considered a new R&D Grant only insofar as the amount of the increase.

    4. RENEGOTIATION OF TERMS. In the event that the legality or propriety of this Addendum is challenged by any government agency or other third party, the Company and Employee shall renegotiate a mutually satisfactory alternative bonus arrangement.

    5. GENERAL. The "General" provisions of the Employment Agreement shall be equally applicable to this Addendum and are hereby incorporated by reference as if set forth herein. Except as supplemented hereby, the Employment Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed, as of the day and year first above written.


                             "THE COMPANY"



                             By:  /s/  Jeffrey S. Williams
                                  --------------------------------------------

                             Its: Executive Vice President
                                 ---------------------------------------------
                             and Chief Operating Officer
                             -------------------------------------------------


                             "EMPLOYEE"



                                  /s/  Kenneth R. Castleman
                             -------------------------------------------------
                             Kenneth R. Castleman


                                         -2-